CONSULTING AGREEMENT

THIS AGREEMENT (this “Agreement”) dated for reference and effective the 1st day of April 2007.

BETWEEN:

SOUTHWESTERN RESOURCES CORP. a company duly incorporated under the laws of the Province of British Columbia having an office at Suite 1650, 701 West Georgia Street, Vancouver, B.C. V7Y 1C6 (Facsimile: (604) 688-5175)

(the “Company”)

AND:

AUSTGOLD CONSULTING LTD., a British Columbia company with an office at 3392 West 36th Avenue, Vancouver, BC V6N 2R9.

(the “Consultant”)

WHEREAS:

1.

The Consultant is in the business of providing specialized geological consulting services.

2.

The Company requires the services of a consultant, and the Consultant represents that the Consultant is qualified and desires to perform the services required by the Company as a consultant to and not as an employee of the Company.

The parties agree as follows:

1.

ENGAGEMENT OF CONSULTANT

1.1

The Consultant hereby agrees to provide consulting services with respect to those matters described in Schedule “A” when requested by the Company and additional services that are requested by the Company from time-to-time and accepted by the Consultant (the “Services”).

1.2

The Consultant will perform the Services in an efficient, competent, timely and professional manner and provide the standard of care, skill, and diligence normally provided by competent professionals in the performance of services similar to the Services contemplated by this Agreement.

1.3

The Consultant acknowledges that the Company conducts its business in many countries and that the Consultant may be required to travel from time-to-time to various countries to perform the Services.

1.4

During the term of this Agreement, the Consultant will:

1.4.1

devote so much time and attention as is required to complete, or cause the completion of, the Services on a timely basis, but the Consultant is otherwise entitled to engage in the provision of Services for other clients of the Consultant;

1.4.2

perform the Services at such times, by such means and in such a manner as are determined by the Consultant in its sole and exclusive control; and

1.4.3

provide Services from the Consultant’s primary business location, as set forth in the preamble to this Agreement above, or, as required and requested by the Company, at its offices or other locations specified by the Company.

2.

COMPENSATION AND EXPENSES

2.1

The Company will pay the Consultant for Services performed in accordance with the terms of Schedule “B”.  Such compensation will be the sole compensation for the Consultant.

2.2

The Consultant will be responsible for all of its own general expenses arising from the performance of its obligations under this Agreement. The Company will reimburse the Consultant for (a) all pre-authorized travel expenses, including out-of-country medical, emergency evacuation/repatriation insurance coverage for the Consultant, and (b) other expenses, including out-of-pocket expenses, actually and properly incurred by the Consultant in connection with the provision of Services; provided that the Company, in its sole discretion, agrees that such expenses were actually and properly incurred; and further provided that the Consultant furnishes receipts to the Company in respect of such expenses.

2.3

Except as otherwise provided in herein, the Consultant will prepare and submit monthly to the Company a detailed statement of fees and expenses for purposes of invoicing, including Goods and Service Tax and any other applicable taxes.  The statement will set forth the number of days the Consultant performed Services and will be accompanied by evidence substantiating expenses incurred.  Subject to verification by the Company, payment of amounts due will be made by the Company within thirty (30) days after receipt of such statements.

2.4

The Consultant shall maintain and have available to it, at its expense, such facilities, equipment and personnel as is required by it to perform the Services.

3.

TERM

3.1

This Agreement will be for the term specified in Schedule “C”.

4.

NATURE OF THE RELATIONSHIP

4.1

It is expressly agreed, represented and understood that the parties have entered into an arm’s length independent contract for the rendering of the Services and that the Consultant shall at all times be an independent contractor with control over the manner and means of its performance of its obligations hereunder, and not an employee, agent or servant of the Company.  Neither this Agreement, nor any action of the parties under this Agreement, will create or will be deemed to create a partnership, joint venture, master/servant, employer/employee, principal/agent or any relationship other than an independent contractor providing an independent service for which the Company will be invoiced according to the terms and conditions of this Agreement.

4.2

The Consultant’s contact within the Company is the person specified in Schedule “D”;

4.3

Neither the Consultant nor its employees, subcontractors or agents shall be entitled, as a result of or pursuant to this Agreement, to rights or privileges applicable to employees of the Company including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Company and its employees.

4.4

The Consultant shall be responsible for providing, training and managing its employees and shall take full responsibility for its employees, and without limiting the generality of the foregoing, shall be responsible for (a) payment of all of its employee training costs and (b) payments to the proper authorities of all remittances required by applicable law or regulation, including employment insurance premiums, pension contributions, worker’s compensation premiums and all other similar payments and assessments arising as a result of the provision of the Services hereunder by the Consultant (collectively the “Remittances”).

4.5

At the request of the Company, the Consultant agrees to provide verification of payment by the Consultant of all Remittances due by the Consultant as a result of compensation paid hereunder.  If the Company does not receive such verification of payment in a timely manner or is not satisfied with such verification the Consultant authorizes the Company to deduct from the compensation paid hereunder from time to time such sums as may be reasonably required to pay  for such Remittances.

4.6

The Consultant hereby acknowledges that as an independent contractor, the Consultant will not qualify for any assistance under the Unemployment Insurance Act (Canada).

5.

     COMPLIANCE WITH PROVINCIAL AND FEDERAL LAWS

5.1

The Consultant will comply with all requirements of all applicable federal, provincial, or local laws, rules or regulations.  The Consultant covenants that it has all licenses, work permits or other authorizations required to enable the Consultant to perform Services under this Agreement in the jurisdiction where the Services are to be performed.

6.

       NON-DISCLOSURE AND NON-COMPETITION

6.1

The Consultant agrees to concurrently execute and deliver a confidentiality and non-competition agreement (the “Confidentiality Agreement”) in the form attached as Schedule “E” to this Agreement.

6.2

Subject to the terms and conditions of the Confidentiality Agreement, nothing contained herein or therein shall preclude the Consultant from providing services similar to the Services, or any other services, to other clients of the Consultant.

7.

TERMINATION

7.1

In the event that the Consultant violates any of the material provisions of this Agreement or fails in a material way to properly perform the Services then, at the option of the Company, this Agreement will at once cease and terminate upon notice of same to Consultant by Company.

7.2

Either party may terminate this Agreement for any reason upon thirty (30) days written notice to the other party.

7.3

Under circumstances where this Agreement has been terminated pursuant to Section 7.1 or Section 7.2 above, the parties shall be under no further obligation to one another, other than:

7.3.1

the Company shall have the obligation to pay all amounts owed to the Consultant with respect to: (a) such Services as have been performed by the Consultant up to the date of the termination of this Agreement for which the Company has not previously paid the Consultant, and (b) expenses actually and properly incurred by the Consultant in connection with the provision of the Services for which the

Consultant has not been reimbursed by the Company pursuant to Section 2.2 of this Agreement; and

7.3.2

the obligations of the Consultant pursuant to the Confidentiality Agreement shall continue in accordance with the terms thereof.

8.

ASSIGNMENT AND SUBCONTRACTING

8.1

Neither party may assign this Agreement in whole or in part.

8.2

The Consultant may subcontract the provision of the Services or any obligation of the Consultant under this Agreement.  Subcontracting shall not derogate from the liability of the Consultant to perform the Services or its obligations hereunder.

9.

NOTICES

9.1

Any notice required or permitted to be given under this Agreement will be in writing and may be delivered personally or by telex or facsimile or by pre-paid registered post addressed to the parties at the above mentioned addresses or at such address of which notice may be given by either of such parties.  Any notice will be deemed to have been received, if personally delivered or delivered by telex or facsimile, on the date of such delivery, and, if mailed as aforesaid, then on the fourth business day after the day of mailing.

10.

ENTIRE AGREEMENT

10.1

This Agreement and the Confidentiality Agreement contain the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes and replaces all previous written and oral agreements among the parties hereto.

11.

AMENDMENTS AND WAIVER

11.1

This Agreement may only be amended by further written agreement executed and delivered by the Consultant and the Company.  Except as otherwise provided, no waiver or consent by a party to any breach or default by the other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

12.

INTERPRETATION

12.1

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.  Notwithstanding the foregoing, it is agreed that either party may commence an action in respect of the enforcement of rights hereunder in any jurisdiction in which the other party resides, has assets, carries on business or has an office.

12.2

All headings used in this Agreement are for convenience of reference only and are not to be used in the aid of interpretation of this Agreement.

12.3

This Agreement may be executed in any number of counterparts with the same effect as if all of the parties have signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  This Agreement may be validly executed by means of transmission of signed facsimile or other electronic delivery.

12.4

Unless otherwise specified, all funds referred to in this Agreement shall be in the lawful monies of Canada.

12.5

If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condition of this Agreement will be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Signed on behalf of SOUTHWESTERN RESOURCES CORP. by:

/s/ John G. Paterson

____________________________________________

Authorized Signatory

/s/ Thomas W. Beattie

____________________________________________

Authorized Signatory

) ) ) ) ) ) ) ) )

AUSTGOLD CONSULTING LTD. /s/ Timo Jauristo By:_________________________________ Authorized Signatory	) ) ) ) )

THESE ARE SCHEDULES “A” to “D” TO THE CONSULTING AGREEMENT BETWEEN

SOUTHWESTERN RESOURCES CORP. AND THE CONSULTANT

SCHEDULE “A”

Services to be provided are as follows:

-

Assist Vice President, Exploration on controls of exploration spending

-

Marketing to North American and European institutions

-

Assess both early and advanced stage opportunities

-

Design and implement an investor relations program

-

Through contacts in the industry, seek opportunities and assess their economic potential

SCHEDULE “B”

The Company will pay the Consultant the sum of $1,020 per day (plus GST if applicable) for each day Services are provided, payable in accordance with the terms of the Agreement, it being understood that the Consultant will not provide Services for more than 20 days per calendar month.

SCHEDULE “C”

The term of this Agreement will be one (1) year commencing on April 1, 2007 unless earlier terminated in accordance with the provisions of the Agreement.

SCHEDULE “D”

The Company’s representative, until further notice, is the Company’s Chair.

THIS IS SCHEDULE “E” TO THE CONSULTING AGREEMENT BETWEEN

SOUTHWESTERN RESOURCES CORP. AND THE CONSULTANT

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Confidentiality and Non-Competition Agreement (this “Agreement”) is made effective this 1st day of April 2007.

BETWEEN:

SOUTHWESTERN RESOURCES CORP., a company duly incorporated under the laws of the Province of British Columbia having an office at Suite 1650, 701 West Georgia Street, Vancouver, B.C. V7Y 1C6  (Facsimile: (604) 688-5175)

(the “Disclosing Party”)

AND:

AUSTGOLD CONSULTING LTD., a British Columbia company with an office at 3392 West 36th Avenue, Vancouver, BC V6N 2R9.

(hereinafter called the “Receiving Party”)

WHEREAS the Receiving Party will receive and have access to certain confidential data and information proprietary to the Disclosing Party;

AND WHEREAS the Disclosing Party is prepared to make available, and the Receiving Party will have access to, said confidential data and information;

AND WHEREAS for the purposes of future discussions between the parties, the Receiving Party agrees that any and all disclosures made or data and information provided by the Disclosing Party to it will be subject to the terms and conditions of this Agreement;

NOW, in consideration of the disclosure to it of information by the Disclosing Party, the Receiving Party hereby undertakes, covenants and agrees as follows:

1.

Definitions

For purposes of this Agreement, the following definitions will apply:

a.

“Affiliate”: one corporation is affiliated with another corporation where one of them is the subsidiary of the other or both are subsidiaries of the same corporation or each is controlled by the same corporation;

b.

“Confidential Information” means any and all data, records, reports, compilations, drill hole logs, calculations, opinions, maps, charts, documents and other information whatsoever written or oral and whether or not noted thereon to be confidential provided to the Receiving Party by the Disclosing Party or its Representatives and all summaries, extracts or copies therefrom and all notes, memoranda, studies or analyses based thereon;

c.

“Person” will be interpreted broadly to include individuals, corporations, associations, groups, partnerships and trusts;

d.

“Representative” means any director, officer, employee, or consultant of a party to this Agreement or its Affiliates; and

e.

“Term” means that period of time specified in paragraph 9.

2.

Covenants of Receiving Party

The Receiving Party covenants and agrees as follows:

a.

The Receiving Party agrees to, and to cause its Representatives to, receive, protect and maintain the Confidential Information in the strictest confidence. The Receiving Party agrees not to, and to cause its Representatives not to, disclose the Confidential Information to any Person except pursuant to an agreement that was entered into by the Receiving Party on terms and conditions that do not contravene, violate or breach, and are not inconsistent with, the operative provisions of this Agreement;

b.

The Receiving Party acknowledges that the release, publication or dissemination of the Confidential Information could be harmful to the Disclosing Party; and

c.

At the request of the Disclosing Party, all materials delivered to the Receiving Party or its Representatives with respect to Confidential Information hereunder and any copies thereof made by the Receiving Party or its Representatives will forthwith be returned to the Disclosing Party and will at all times be deemed to be owned by the Disclosing Party.

3.

Exceptions

This Agreement does not apply to those portions of the Confidential Information (together called the “Non-Confidential Information”) that:

a.

are part of the public domain at the time they are made known to the Receiving Party;

b.

are made known to the Receiving Party without an obligation of confidentiality by a third party who did not acquire knowledge of the details, either directly or indirectly, under an obligation of confidentiality;

c.

after they are made known to the Receiving Party, become part of the public domain through no fault, act or omission of the Receiving Party, its Representatives or of any party to whom the Receiving Party has properly disclosed details of the Confidential Information; or

d.

the Receiving Party can establish were in its possession prior to the date of disclosure of such details by the Disclosing Party.

4.

Consent

Any consent on behalf of the Disclosing Party required or contemplated by this Agreement will only be valid and binding on the Disclosing Party if such consent is in writing and signed by the proper officers of the Disclosing Party.

5.

Acquisition Within the Area of Interest

Except with the prior written consent of the Disclosing Party, which shall not be unreasonably withheld, neither the Receiving Party nor any of its Representatives will, during the Term of this Agreement and for a period of two years thereafter, directly or indirectly, through associates or Affiliates, acquire any property interests, including, without limitation, any exploration concessions, permits, mining or other claims or rights, leases, interests in land, fee lands, surface rights or water rights (each, a “Property Interest”) in any property that is part of, or within, a ten (10) kilometre radius of (the “Area of Interest”), any property in which the Disclosing Party (a) holds a Property Interest at the time of execution of this Agreement, or (b) acquires a Property Interest during the Term of this Agreement, and nor will the Receiving Party provide any Services or services similar to the Services to anyone (other than the Company or its Affiliates) within the Area of Interest.

6.

Action to Prohibit Release of Confidential Information

If the Confidential Information or any part thereof is disclosed by the Receiving Party or its Representatives contrary to the terms of this Agreement, the Receiving Party will at the direction of the Disclosing Party take all steps necessary, including legal action, to prohibit the party in receipt of such Confidential Information from using or dealing with that Confidential Information which has been disclosed to it, and the Receiving Party will indemnify and hold harmless the Disclosing Party if it becomes necessary for the Disclosing Party to take any steps, including legal action, to prohibit such party from using or dealing with that Confidential Information which has been disclosed to it.  Receiving Party will defend, hold harmless and indemnify Disclosing Party against all cost, loss, damage and liability of any kind, including legal costs, arising out of any breach of this Agreement by Receiving Party.

7.

Remedies

The parties to this Agreement recognize that a breach by the Receiving Party of any of the covenants herein contained could result in significant, immediate and irreparable harm and damage to the Disclosing Party and that the Disclosing Party could not adequately be compensated for such damages by monetary award alone and, accordingly, the Receiving Party agrees that in the event of any such breach, in addition to all other remedies available to the Disclosing Party at law or in equity, the Disclosing Party will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with the provisions of this Agreement.  Receiving Party agrees to reimburse Disclosing Party for all costs and expenses, including reasonable legal fees, incurred by the Disclosing Party in enforcing the terms of this Agreement.  This Agreement is in addition to, and not in substitution for or in derogation of, Disclosing Party’s common law rights or any other explicit or implied terms of the disclosure of the Confidential Information by the Disclosing Party to the Receiving Party.

8.

Reasonableness of Agreement

The Receiving Party agrees that the restrictions contained in this Agreement are reasonable in order to protect the legitimate business interests of the Disclosing Party and waives all defenses to the strict enforcement of such restrictions by the Disclosing Party.

9.

Term

The obligations and undertakings of the Receiving Party hereunder will extend for a period of two (2) years from the termination date of the Consulting Agreement dated April 1, 2007 between the Disclosing Party and the Receiving Party (the “Consulting Agreement”).

10.

Assignability

This Agreement may not be assigned by the Receiving Party without the express written consent of the Disclosing Party.

11.

No Interest

In no event will the Receiving Party be deemed, by virtue of this Agreement, to have acquired any right or interest of any kind, in or to, the Confidential Information.

12.

Governing Law

This Agreement will be governed by the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein, and any proceeding relating to or arising as a consequence of this Agreement will be commenced or maintained only in the courts of British Columbia, Canada.

13.

Severability

If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it will be severable from and will not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this Agreement or any part thereof.

14.

Entire Agreement

This Agreement and the Consulting Agreement contain the entire understanding and agreement between the parties with respect to the subject matter hereunder, including, without limitation, the Confidential Information, and supersedes any prior understandings and agreements relating thereto. No other contract or agreement exists between the parties hereto relating to the Confidential Information.

15.

Execution in Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Signed on behalf of SOUTHWESTERN RESOURCES CORP. by:

/s/ John G. Paterson

____________________________________________

Authorized Signatory

/s/ Thomas W. Beattie

____________________________________________

Authorized Signatory

) ) ) ) ) ) ) ) )

AUSTGOLD CONSULTING LTD. /s/ Timo Jauristo By:_________________________________ Authorized Signatory	) ) ) ) )

CONSULTING AGREEMENT - AMENDMENT

THIS AMENDMENT is dated for reference and effective the November 2, 2007.

BETWEEN:

SOUTHWESTERN RESOURCES CORP., a company duly incorporated under the laws of the Province of British Columbia having an office at Suite 1650, 701 West Georgia Street, Vancouver, B.C. V7Y 1C6.

(the “Company”)

AND:

AUSTGOLD CONSULTING LTD., a British Columbia company with an office at 3392 West 36th Avenue, Vancouver, BC V6N 2R9.

(the “Consultant”)

WHEREAS the Company and the Consultant executed a Consulting Agreement dated April 1, 2007 (the “Consulting Agreement”).

For valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and the Consultant agree as follows:

1.

The Consulting Agreement be amended as follows:

Schedule “B”, which states:

SCHEDULE “B”

The Company will pay the Consultant the sum of $1,020 per day (plus GST if applicable) for each day Services are provided, payable in accordance with the terms of the Agreement, it being understood that the Consultant will not provide Services for more than 20 days per calendar month.

is replaced with:

SCHEDULE “B”

The Company will pay the Consultant the sum of $1,200 per day (plus GST if applicable) for each day Services are provided, payable in accordance with the terms of the Agreement, it being understood that the Consultant will not provide Services for more than 20 days per calendar month.

2.

The remainder of the Consulting Agreement remains unaltered and in full force and effect.

IN WITNESS WHEREOF the parties have executed this Consulting Agreement Amendment as of the day and year first above written.

The Corporate Seal of Southwestern Resources

)

Corp. was affixed in the presence of:

)

      /s/ W. David Black

)

By:_________________________________

)

C/S

Authorized Signatory

)

     /s/ Giovanni Susin

)

By:__________________________________

)

Authorized Signatory

)

Austgold Consulting Ltd.

)

)

        /s/ Timo Jauristo

)

By:_________________________________

)

Authorized Signatory

)

1